                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 4 )
                                             ---

                                   Keane, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    48666510
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]     Rule 13d-1(b)
    [ ]     Rule 13d-1(c)
    [X]     Rule 13d-1(d)

---------------------                                      ---------------------
 CUSIP No. 48666510             SCHEDULE 13G                 Page 1 of 6 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         John F. Keane
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         Not applicable.                                       (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       2,658,720
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                 3,159,856
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                  2,658,720
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                       3,159,856
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,818,576

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [X]
         CERTAIN SHARES
         The aggregate amount reported as beneficially owned in row 9 does not include 2,120,256 shares held by John F. Keane's wife, Marilyn T. Keane and 3,524,000 shares held by Marilyn T. Keane and one other individual as trustees of three trusts of which the adult children of John F. Keane and Marilyn T. Keane are beneficiaries

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.8%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

---------------------                                      ---------------------
 CUSIP No. 48666510             SCHEDULE 13G                 Page 2 of 6 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marilyn T. Keane
--------------------------------------------------------------------------------
                                                               (a)   [_]
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         Not applicable.                                       (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                       2,120,256
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                 6,683,856
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                  2,120,455
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                       6,683,856
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,804,112

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [X]
         CERTAIN SHARES
         The aggregate amount reported as beneficially owned in row 9 does not include 2,658,720 shares held by Marilyn T. Keane's husband, John F. Keane.

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11.8%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

---------------------                                      ---------------------
 CUSIP No. 48666510             SCHEDULE 13G                 Page 3 of 6 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
ITEM 1(a). NAME OF ISSUER:
           Keane, Inc.

--------------------------------------------------------------------------------
ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           Ten City Square,
           Boston, Massachusetts  02129

--------------------------------------------------------------------------------
ITEM 2(a). NAME OF PERSON FILING:
           John F. Keane
           Marilyn T. Keane

--------------------------------------------------------------------------------
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
           c/o Keane, Inc.
           Ten City Square
           Boston, Massachusetts 02129

--------------------------------------------------------------------------------
ITEM 2(c). CITIZENSHIP:
           United States of America

--------------------------------------------------------------------------------
ITEM 2(d). TITLE OF CLASS OF SECURITIES:
           Common Stock, $.10 par value per share

--------------------------------------------------------------------------------
ITEM 2(e). CUSIP NUMBER:
           48666510

--------------------------------------------------------------------------------
ITEM 3.    Not applicable.

--------------------------------------------------------------------------------

ITEM 4.    OWNERSHIP

           Provide the following information regarding the aggregate number and percentage of the Class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:               John F. Keane
                                                        beneficially owns
                                                        5,818,576 shares of
                                                        Common Stock

                                                        Marilyn T. Keane
                                                        beneficially owns
                                                        8,804,112 shares of
                                                        Common Stock

        (b)    Percent of Class:                        The shares of Common
                                                        Stock beneficially owned
                                                        by John F. Keane
                                                        represent 7.8% of the
                                                        number of shares of
                                                        Common Stock oustanding

                                                        The shares of Common
                                                        Stock beneficially owned
                                                        by Marilyn T. Keane
                                                        represent 11.8% of the
                                                        number of share of
                                                        Common Stock outstanding

        (c)    Number of shares as to which John F. Keane has:
              (i)    Sole power to vote or to direct the vote                           2,658,720
              (ii)   Shared power to vote or to direct the vote                         3,159,856
              (iii)  Sole power to dispose or direct the disposition of                 2,658,720
              (iv)   Shared power to dispose or direct the disposition of               3,159,856

---------------------                                      ---------------------
 CUSIP No. 48666510             SCHEDULE 13G                 Page 4 of 6 Pages
---------------------                                      ---------------------

               Number of shares as to which Marilyn T. Keane has:
              (i)    Sole power to vote or to direct the vote                           2,120,256
              (ii)   Shared power to vote or to direct the vote                         6,683,856
              (iii)  Sole power to dispose or direct the disposition of                 2,120,256
              (iv)   Shared power to dispose or direct the disposition of               6,683,856

        Of the 3,159,856 shares of Common Stock which John F. Keane shares power to vote or direct the vote of, and to dispose or direct disposition of:

        o 1,579,928 are held by the John F. Keane Qualified Annuity Trust, c/o John F. Keane, Keane, Inc., Ten City Square, Boston, MA 02129, of which John F. Keane and Marilyn T. Keane are trustees and John F. Keane is beneficiary; and

        o 1,579,928 are held by the Marilyn T. Keane Qualified Annuity Trust, c/o John F. Keane, Keane, Inc., Ten City Square, Boston, MA 02129, of which John F. Keane and Marilyn T. Keane are trustees and Marilyn T. Keane is beneficiary.

        Of the 6,683,856 shares of Common Stock which Marilyn T.
        Keane shares power to vote or direct the vote of, and to dispose or direct disposition of:

        o 1,579,928 are held by the John F. Keane Qualified Annuity Trust, c/o John F. Keane, Keane, Inc., Ten City Square, Boston, MA 02129, of which John F. Keane and Marilyn T. Keane are trustees and John F. Keane is beneficiary;

        o 1,579,928 are held by the Marilyn T. Keane Qualified Annuity Trust, c/o John F. Keane, Keane, Inc., Ten City Square, Boston, MA 02129, of which John F. Keane and Marilyn T. Keane are trustees and Marilyn T. Keane is beneficiary; and

        o 3,524,000 are held by Marilyn T. Keane and one other individual as trustees of three trusts of which the adult children of Marilyn T. Keane and John F. Keane are beneficiaries.

        John F. Keane disclaims beneficial ownership, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, of 2,120,256 shares held by Marilyn T. Keane and 3,524,000 shares held by Marilyn T. Keane and one other individual as trustees of three trusts of which the adult children of the Marilyn T. Keane and John F. Keane are beneficiaries.

        Marilyn T. Keane disclaims beneficial ownership, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, of 2,658,720 shares held by John F. Keane and 3,524,000 shares held by Marilyn T. Keane and one other individual as trustees of three trusts of which the adult children of the Marilyn T. Keane and John F. Keane are beneficiaries.

--------------------------------------------------------------------------------
ITEM 5.    Not applicable.

---------------------                                      ---------------------
 CUSIP No. 48666510             SCHEDULE 13G                 Page 5 of 6 Pages
---------------------                                      ---------------------
--------------------------------------------------------------------------------
ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON.

           Not applicable

--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

--------------------------------------------------------------------------------
ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

--------------------------------------------------------------------------------
ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

--------------------------------------------------------------------------------
ITEM 10.   CERTIFICATIONS.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 14, 2002
                         -------------------------------------------------------
                                                     (Date)

                                               /s/ John F. Keane
                         -------------------------------------------------------
                                                  (Signature)

                                                 John F. Keane
                         -------------------------------------------------------
                                                  (Name/Title)

                                              /s/ Marilyn T. Keane
                         -------------------------------------------------------
                                                  (Signature)

                                                Marilyn T. Keane
                         -------------------------------------------------------
                                                  (Name/Title)

---------------------                                      ---------------------
 CUSIP No. 48666510             SCHEDULE 13G                 Page 6 of 6 Pages
---------------------                                      ---------------------
                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Keane, Inc.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 2002.

                                /s/ John F. Keane
                                ------------------------------------------------
                                John F. Keane

                                /s/ Marilyn T. Keane
                                ------------------------------------------------
                                Marilyn T. Keane